SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: June 22, 2006
ZONES, INC.
(Exact name of Registrant as Specified in its Charter)

WASHINGTON	0-28488	91-1431894
(State or other jurisdiction incorporation or organization)	(Commission File Number)	(I.R.S. Employer of Identification Number)

1102 15th Street SW, Suite 102, Auburn, Washington 98001-6509
(Address of Principal Administrative Offices)

Registrant’s Telephone Number, Including Area Code:          (253) 205-3000

Click the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 28, 2006, in connection with the appointment of Larry R. Benaroya to the Board of Directors, Mr. Benaroya signed the Company’s standard form of director indemnification agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

5.02(d) Election of Directors
On June 22, 2006, the Board of Zones, upon the recommendation of the Board’s Nominating and Corporate Governance Committee, voted to amend Zones’ Bylaws to increase the size of the Board from five members to six members and Board filled the vacancy created by such increase by voting to elect Larry R. Benaroya as a new director to serve until the 2007 annual meeting of the shareholders of Zones or until his successor is elected and qualified or his earlier resignation or removal. Mr. Benaroya was also appointed to serve as a member of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.

Mr. Benaroya is the Chief Executive Officer of The Benaroya Company, a commercial real estate firm. The Seattle developer also invests in securities and provides venture capital to emerging companies.

Mr. Benaroya holds a bachelor’s degree in Finance from the University of Pennsylvania. For more than 20 years Mr. Benaroya has been a leader in the local commercial real estate market. He has also been a leader, both locally and nationally, in the Juvenile Diabetes Research Foundation and is an active supporter of many philanthropic causes in the greater Seattle-area community.

Item 5.03. Amendments to Articles of Incorporation or Bylaws

On June 22, 2006, in connection with the appointment of Larry R. Benaroya to the Board, the Board of Directors of the Company amended the Bylaws to increase the number of directors from five to six. The text of the amendment is furnished as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1, Text of the Amendment to the Amended and Restated Bylaws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONES, INC.

Dated: June 28, 2006	/s/ RONALD P. MCFADDEN

	By:	Ronald P. McFadden
	Its:	Secretary and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT No.	DESCRIPTION

99.1	Text of the Amendment to the Amended and Restated Bylaws